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                                                                      EXHIBIT 5

                                       April 5, 2000


Big Buck Brewery & Steakhouse, Inc.
550 South Wisconsin Street
Gaylord, Michigan 49734

Gentlemen:

         We are counsel to Big Buck Brewery & Steakhouse, Inc. (the "Company"), a Michigan corporation, in connection with its filing of a registration statement on Form S-3, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 3,351,287 shares of the Company's common stock. Of such shares, 3,099,172 are issuable upon the conversion of secured promissory notes held by a selling shareholder, 200,000 are issuable upon the exercise of a warrant held by the same selling shareholder, and 52,115 are issuable upon the conversion of a subordinated promissory note held by the other selling shareholder.

         We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

         Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in such registration statement.

                                       Very truly yours,

                                       BRIGGS AND MORGAN,
                                       Professional Association


                                       By /s/ Christopher C. Cleveland
                                       ----------------------------------
                                              Christopher C. Cleveland